May 16, 2014

John N. McMullen

Re:  Employment Agreement

Dear John:

This mutually agreeable form of employment agreement (this “Agreement”), will be your employment agreement with Eastman Kodak Company and will be effective on May 27, 2014 (“the Effective Date”).  For purposes of this Agreement, the term “Company” shall refer to Eastman Kodak Company.

1.	Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2.	Commencement of Employment

Your employment will begin on the Effective Date.

3.	Your Position, Performance and Other Activities

a)	Position. You will be employed in the position stated in your Schedule.

b)
Authority, Responsibilities, and Reporting.  Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships that the Company’s Board of Directors (the “Board”) or any officer of the Company to whom you report may assign to you from time to time.

c)
Performance.  You will devote substantially all of your business time and attention to the Company and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

d)
Other Activities.  During your employment and subject to the terms of the Schedule, you may (1) serve on corporate, civic or charitable boards or committees, (2) manage personal investments, or (3) engage in any other permitted activity stated in your Schedule, so long as these activities, whether individually or in the aggregate, do not materially interfere with your performance of your responsibilities under this Agreement.

e)	Incorporation of Employee’s Agreement. The terms of Eastman Kodak Company Employee’s Agreement, attached hereto as Exhibit 1, are incorporated by reference and you agree to abide by all such terms.

4.	Your Compensation

a)
Salary.  You will receive an annual base salary (your “Salary”).  Commencing on the Effective Date, the starting amount of your Salary will be the amount set forth in your Schedule.   The Executive Compensation Committee of the Board will review your Salary at least annually.  Your Salary will be paid in accordance with the Company’s normal practices for similarly situated executives.

b)
Annual Incentive.  You will be eligible to participate in the Company’s short-term variable pay plan for its management level employees, known as Executive Compensation for Excellence and Leadership (“EXCEL”) (your “Annual Incentive”).  Your annual target award under EXCEL will be determined in accordance with your Schedule.  Any actual award in a given annual performance period will depend upon performance against corporate goals selected by management and approved by the appropriate committee of the Board and will be paid in the discretion of such committee.  The terms of the EXCEL plan itself govern and control all interpretations of the plan.

c)
Sign-On Award.  On or shortly after the Effective Date, you will be granted the sign-on award stated in your Schedule, which will be subject to the terms and conditions set forth in the applicable award notice. This award is stated on your Schedule in terms of dollar ($) value. The actual number of restricted stock units you will be granted is calculated by dividing the dollar value of your award by the closing price of the Company’s stock on the New York Stock Exchange on the date of grant.

d)
Long-Term Incentive Awards.  You will be eligible to participate in the Company’s Long-Term Incentive (LTI) program under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Omnibus Plan”).  The amount and form of any award (the “Long-Term Equity Award”) to be granted to you will be determined by the Company in accordance with the terms of the Omnibus Plan and your Schedule, subject to approval by the appropriate committee of the Board and at the discretion of such committee.  The specific terms, conditions and restrictions on any Long-Term Equity Award will be contained in the Administrative Guide and Award Notice delivered to you within twenty (20) business days of the grant date.

5.	Your Benefits

a)
Employee Benefit Plans.  During the Scheduled Term, you will be entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life and disability insurance, on a basis that is at least as favorable as that provided to similarly situated executives of the Company.

b)	Vacation. You will be entitled to paid annual vacation in accordance with your Schedule.

c)
Business Expenses.  You will be reimbursed for all reasonable business expenses incurred by you in performing your responsibilities under this Agreement, subject to the terms of applicable Company reimbursement policies as in effect from time to time.

d)	Additional Benefits. During your employment, you will be provided any additional benefits stated in your Schedule.

6.	New Hire Paperwork Completion and Submission

a)
On-Boarding System.  The forms required for your employment will be available electronically in our on-boarding system.  Upon acceptance of this offer, you will receive an electronic welcome letter via email from the Company.  This letter contains a link to our on-boarding system which will allow you to complete your new hire paperwork electronically.  Please complete all paperwork within 5 business days of receipt of the email.

b)
Employment Preconditions.  This Agreement is subject to the following conditions and may be revoked by the Company due to your inability to satisfy any one or more of these conditions.  By signing this letter, you agree and acknowledge that the Company may perform the activities contemplated below in order to verify the conditions.

1.
Drug Test.  You are required to complete a drug screen as part of your pre-employment checks before this Agreement becomes final.  This will be at the Company's expense.  Your employment is contingent upon a negative drug screen urinalysis test result and other pre-employment assessments.  You will receive an email with instructions for your drug screening.  The drug screen must be completed within 48 hours of receipt of this email.

2.
Background Check (Past Employment, Social Security Number, Criminal, Education, Credit History, Drivers Record, etc.)  Information to be verified by the Company includes, but is not limited to, your past employment history and your social security number, a check of your education, credit history, drivers record, and criminal convictions records.  Your employment is contingent upon these verifications and checks being acceptable to the Company.  The Company has engaged Sterling Testing Systems of 249 West 17th Street 6th floor, New York, NY 10001 to conduct the verifications and checks. Attached is the Consent and Authorization form that authorizes the Company to conduct these verifications and checks.  Please complete and return the form within forty-eight (48) hours of receipt.

3.	Kodak Health Questionnaire. Upon successful completion of the drug test and background check, you will receive a health questionnaire with instructions to submit to our medical department.

4.
FORM I-9.  The Company is required by Immigration and Naturalization Service regulations and Federal Law to verify identity and authorization to work of all prospective employees.  This form will be provided to you electronically through our on-boarding system.  Further clearance may be required for foreign nationals under applicable Export Administration Regulations (EAR) (15 CFR, Part 730 et.seq.)and/or the International Traffic in Arms Regulations (ITAR) (22 CFR Part 120 et. seq.).

7.	Termination of Your Employment

a)
No Reason Required.  Neither you nor the Company is under any obligation to continue your employment.  In addition, you or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 7(c).

b)	Related Definitions.

1.
“Cause” means any of the following:  (A) your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his or her sole discretion; (B) your failure to follow a lawful written directive from your supervisor or the Board; (C) your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business; (D) your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system; (E) any act or omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or the Company, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; (F) your conviction or of plea of guilt or no contest to any crime involving moral turpitude; (G) any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in the Company to whom you have a reporting relationship in any capacity; or (H) your breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.

2.
“Good Reason” means any of the following:  (A) a material diminution in your total target cash compensation, comprised of your Salary and target Annual Incentive; (B) a material diminution in your authority or responsibilities as provided in Section 3(b); (C) any material breach of this Agreement by the Company;  or (D) any purported termination by the Company of your employment other than as expressly permitted by this Agreement; or (E) a Change of Control (as defined below) event followed by your involuntary termination (as determined by the Board or the appropriate committee of the Board) within two years of the Change of Control event.

3.	“Disability” means meeting the definition of disability under the terms of the Kodak Long-Term Disability Plan and receiving benefits under such plan.

4.	“Willful” means any act done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.
5.	"Change of Control" means the occurrence of any of the following events:
a)
any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (“Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the Company’s securities representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change of Control by virtue of an acquisition of Company Voting Securities:  (i) by the Company or any Subsidiary, (ii) by any beneficial owner of the Company’s securities as of the Effective Date, (iii) by any employee benefit plan (or related trust) sponsored or maintained by Company or any Subsidiary, (iv) by any underwriter temporarily holding securities pursuant to an offering of such securities or (v) pursuant to a Non-Qualifying Transaction (as defined in paragraph (b) of this definition);

b)
the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (i) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (iii) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) of this paragraph (b) shall be deemed to be a “Non-Qualifying Transaction”);

c)	the consummation of a sale of all or substantially all of the Company’s assets (other than to an Affiliate); or

d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person (and in all cases results in beneficial ownership of more than 50% of the Company Voting Securities), a Change of Control shall then occur.

c)	Advance Notice Generally Required.

1.
To terminate your employment, either you or the Company must provide a Termination Notice to the other.  A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided, that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.  If you do not give a Termination Notice within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.  In addition, you must give the Company 30 days to cure the first event constituting Good Reason.

2.
You and the Company agree to provide 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death.  If you die or become Disabled after you provide a valid Termination Notice with Good Reason or the Company provides Termination Notice without Cause, your termination will be treated as a termination with Good Reason or without Cause, effective as of the date of your Disability or death.

Following receipt of such notice, the Company may, at its sole discretion, choose to either (1) waive that notice period (thereby immediately terminating your employment) or (2) place you on paid leave, at your then-current salary for any or all of the notice period.

d)	With Good Reason or Without Cause. If, during your employment, the Company terminates your employment without Cause or you terminate your employment for Good Reason:

1.
The Company will pay you the following at the end of your employment: (A) your accrued but unpaid Salary through the last day of your employment, (B) your Salary for any accrued but unused vacation, and (C) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within 30 days after termination of your employment) (together, your “Accrued Compensation”).  In addition, the Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company as of the end of your employment (together, the “Other Benefits”).

2.	The Company will pay you severance (“Severance Payments”) in an amount equal to your Salary, multiplied by the severance multiplier on your Schedule (“Severance Multiplier”).

3.	Your Annual Incentive will be governed by the terms of the EXCEL plan and any applicable Administrative Guide and/or Award Notice.

4.	All unvested equity awards will be governed by the terms of the Omnibus Plan and any applicable Administrative Guide and/or Award Notice.

e)
For Cause or without Good Reason.  If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and your Other Benefits.  Effective upon the date of termination for Cause or without Good Reason, all of the unvested portion of your remaining equity would be immediately forfeited.

f)
For Your Disability or Death.  If your employment terminates as a result of your Disability or death, the Company will pay your Accrued Compensation, Earned Annual Incentive and will provide Continued Vesting of your Long Term Incentive Awards in accordance with the terms of the applicable awards, without regard to any continued employment condition, and your Other Benefits.

g)	Benefits Bearing. In no event shall any of the severance payments or benefits provided under this Section 7 be “benefits bearing.”

h)
Clawback.  In the event you breach any of the terms in the Eastman Kodak Company Employee’s Agreement, this Agreement or the release described in Section 7(i) below, in addition to and not in lieu of any other remedies that the Company may pursue against you, no further Severance Payments will be made to you pursuant to this Section 7 and you agree to immediately repay to the Company all moneys previously paid to you pursuant to this Section 7.

i)
Timing.  The benefits provided in this Section 7 will begin at the end of your employment, and any cash payments owed to you under this Section 7 will be paid in one lump sum 65 days following your date of termination, except for Severance Payments, which will be made consistently with the Company’s normal payroll cycles and begin as soon as administratively practicable after your separation from service subject to Section 7(j).  Notwithstanding the foregoing, any Severance Payments owed to you and any continued vesting of your unvested equity awards will only be provided if, at the time of your termination, you provide a release of any and all claims you may have against the Company (other than the rights and benefits provided in Section 5 and the other rights under this Agreement that continue following your employment) in a form reasonably provided by the Company such that you have taken all action necessary for such release to become effective and irrevocable no later than 65 days following your date of termination.  The Termination Allowance Plan (“TAP”) provides broad-based severance benefits to eligible Company employees.  You agree that if you become eligible for severance payments under this Agreement you will not be entitled to TAP benefits.  Should a court nonetheless award you TAP benefits in such circumstances, you agree that the amount of severance payments will be reduced by such award and be immediately repaid to the Company.

j)
Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent.

To the extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death.  Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death or change in control (within the meaning of Section 409A).  In addition, any payment or benefit due upon a termination of your employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas.  Reg.  § 1.409A-1(h).  Each payment under this Agreement shall be deemed to be a separate payment for purposes of Section 409A, amounts payable under Sections 7(d)(1), 7(d)(2), 7(d)(3) and 7(d)(4) of this Agreement shall be deeed not to be “deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treas.  Reg.  Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas.  Reg.  Section 1.409A-1 through A-6.

Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas.  Reg.  Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of your third taxable year following the taxable year in which your “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

8.	Confidential Information

You acknowledge and agree that confidential information, including, without limitation, Company intellectual property, customer lists and other proprietary business information, obtained by you while employed by the Company or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”).  Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law.  You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.  In the event of any inconsistency between the terms of this Section 8 and your Eastman Kodak Company Employee’s Agreement, the terms of this Section 8 shall apply.

9.	On-going Restrictions on Your Activities

a)	Related Definitions.
1.
“Competitive Enterprise” means any business enterprise that derives more than 20% of its revenue from any activity that competes anywhere with any activity that the Company is then engaged in and which activity generates more than 10% of the Company’s revenue.

2.
“Client” means any client or prospective client of the Company to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.

3.
“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

4.	For purposes of this Section 9, “Company” means Eastman Kodak Company and its subsidiaries.

b)	Your Importance to the Company and the Effect of this Section 9. You acknowledge that:
1.
In the course of your involvement in the Company’s activities, you will have access to Confidential Information and the Company’s client base and will profit from the goodwill associated with the Company.  On the other hand, in view of your access to Confidential Information and your importance to the Company, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm.  In return for the benefits you will receive from the Company and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 9.  The Company would not have entered into this Agreement if you did not agree to this Section 9.

2.
This Section 9 may limit your ability to earn a livelihood in a Competitive Enterprise and your relationship with Clients.  You acknowledge, however, that complying with this Section 9 will not result in severe economic hardship for you or your family.

c)
Transition Assistance.  During the 90 days after a Termination Notice has been given, you will take all actions the Company may reasonably request to maintain for the Company the business, goodwill and business relationships with any Clients.

d)
Non-Competition.  During your employment and for a period of eighteen (18) months following the end of your employment you agree that you will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any material ownership interest in or participate in the financing, operation, management or control of a Competitive Enterprise.

e)
Non-Solicitation of Clients.  Until the end of the 18 month period following the end of your employment, you will not attempt to Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company or interfere with or damage any relationship between the Company and a Client.

f)
Non-Solicitation of Company Employees.  Until the end of the 18 month period following the end of your employment, you will not attempt to Solicit anyone who is then an employee or consultant of the Company (or who was an employee or consultant of the Company within the prior six months) to resign from or cease to provide services to the Company or to apply for or accept employment with any Competitive Enterprise.

g)
Notice to New Employers.  Before you accept employment with any other person or entity while this Section 9 is in effect, you will provide the prospective employer with written notice of the provisions of this Section 9 and will deliver a copy of the notice to the Company.

h)	Terms of this Section Control. In the event of any inconsistency between the terms of this Section 9 and your Eastman Kodak Company Employee’s Agreement, the terms of this Section 9 shall control.

10.	Effect on Other Agreements

a)
Effect on Other Agreements; Entire Agreement.  This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

11.	Successors

a)
Assignment by You.  You may not assign this Agreement without the Company’s consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to effect any of the preceding in violation of this Section 11, whether voluntary or involuntary, will be void.

b)
Assumption by any Surviving Company.  Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you.  After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement.  The “Surviving Company” means (A) in a Reorganization, the entity resulting from the Reorganization or (B) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

12.	General Provisions

a)
Administrator.  All compensation and benefits provided under this Agreement will be administered by the Chief Administrative Officer for the Company (the “Administrator”). The Administrator will have total and exclusive responsibility to control, operate, manage and administer such compensation and benefits in accordance with their terms and all the authority that may be necessary or helpful to enable him to discharge his responsibilities with respect to them.  Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to:  interpret this Agreement, decide all questions concerning eligibility for and the amount of compensation and benefits payable, construe any ambiguous provision, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of this Agreement.  The Administrator will have full discretionary authority in all matters related to the discharge of his responsibilities and the exercise of his authority, including, without limitation, his construction of the terms of this Agreement and his determination of eligibility for compensation and benefits.  It is the intent of the parties hereto, that the decisions of the Administrator and his actions with respect to this Agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this Agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

b)
Withholding.  You and the Company will treat all payments to you under this Agreement as compensation for services.  Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation

c)
Confidentiality.  You agree to keep the existence and terms of this Agreement confidential except that you may review it with your financial advisor, attorney, or spouse/partner and with the Administrator.

d)
Severability.  If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.  In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

e)
No Set-off or Mitigation.  Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Company may have against each other or anyone else (except as this Agreement specifically states).  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

f)
Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 12(f)):

If to you, to the address stated on the first page of this Agreement.

If to the Company or any other member of the Company, to:
Eastman Kodak Company
343 State Street
Rochester, New York  14650
Attention: General Counsel

g)
Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

h)
Jurisdiction; Choice of Forum; Costs.  You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an “Employment Matter”).  Both you and the Company (1) acknowledge that the forum stated in this Section 11(h) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 12(h) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 12(h) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company.  However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 12(h).  To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter.

i)	Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

j)	Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

EASTMAN KODAK COMPANY

By:
Name	Jeffrey J. Clarke
Title	Chief Executive Officer

EXECUTIVE

John N. McMullen

Exhibit 1
Eastman Kodak Company Employee’s Agreement

EASTMAN KODAK COMPANY
EMPLOYEE’S AGREEMENT

PREAMBLE

Eastman Kodak Company and its affiliates and subsidiaries (hereinafter collectively called “Kodak”) operate in very competitive environments around the world.  As part of your employment, you may from time to time have access to confidential and proprietary company information.  This Employee’s Agreement governs certain understandings between Kodak and you regarding your work for Kodak, its confidential and proprietary information, and your responsibilities to Kodak including, but not limited to, nondisclosure of Kodak’s confidential and proprietary information (as defined in paragraph 1 below), assignment of rights, improper competition (as applicable), and nonsolicitation.

BACKGROUND

I understand that Kodak is engaged in the research, development, manufacture, use, marketing and sale of and services related to equipment, materials (including, but not limited to, photographic and other imaging media), software, firmware, components, web applications, multimedia data including, but not limited to, audio information, hardcopy information, digital information (including but not limited to metadata), chemicals, and systems including any of the foregoing (collectively, “Kodak Business”).  I also understand that, in connection with the Kodak Business, I will be exposed to and may generate information including, but not limited to, technical, marketing, accounting, cost, sales, medical, personnel data, customer lists, vendor lists, production procedures, administrative and service information (hereinafter collectively “Kodak Proprietary Information”).  I further understand that Kodak requires its employees to assign to it all right, title and interest in and to all worldwide inventions, discoveries, improvements, patents, trade secrets, trademarks, mask works, any and all other copyrightable subject matter, and any application for any of the foregoing (hereinafter separately and collectively called “Rights”) within or arising out of any field of employment in which they work during their employment by Kodak and for a period of time after termination of employment from Kodak as described more fully below, and that this Agreement is essential for the full protection of the Kodak Business.

Therefore, in consideration of my employment by Kodak and of certain other benefits to be received by me in connection with such employment, it is understood and agreed as follows:

1.	Nondisclosure

During my employment by Kodak, and thereafter, I will not disclose to any person or entity or make use of any Kodak Proprietary Information, trade secret, or other information of a confidential nature regarding the Kodak Business or the commercial, financial, technical or business affairs of Kodak, including such trade secret, proprietary or confidential information of any customer or other entity to which Kodak owes an obligation not to disclose such information, which I acquire during my employment by Kodak, including but not limited to records kept in the ordinary course of business (hereinafter collectively called “Kodak Confidential Information”), except as such disclosure or use may be required in connection with my work as an employee of Kodak.  I understand that this restriction prohibits disclosure to Kodak affiliates and subsidiaries in which Kodak owns less than 80% of the stock, unless I receive written authorization for specific disclosures from my management.

2.	Assignment of Rights

2.1
I hereby sell, assign and transfer to Kodak all of my right, title and interest in and to all Rights that, during my employment by Kodak and within two (2) years following termination of my employment from Kodak, are made or conceived by me, alone or with others, that (i) are within or arise out of any general field of the Kodak Business in which I have been employed or have worked during my employment by Kodak; or (ii) arise out of any work I perform or information I received regarding the Kodak Business which I received while employed by Kodak; or (iii) arise from work that Kodak authorizes me to perform for or on behalf of any person or entity affiliated with Kodak.

2.2
While employed in California, no employee will be required to make an assignment of any invention to the extent prohibited by California Labor Code §2870(a) (a copy of which will be made available to any employee upon request).

2.3
I will fully disclose to Kodak as promptly as available all information known or possessed by me concerning the Rights referred to in the preceding section 2.1, and upon request by Kodak and without any further remuneration in any form to me by Kodak, but at the expense of Kodak, execute all applications for patents and for copyright registrations, assignments thereof and other instruments and do all things which Kodak deems necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

3. Improper Competition

3.1
The restrictions contained in this section 3 will apply during my employment by Kodak and continue after the termination of my employment for any reason (whether voluntary or involuntary or with or without cause) for a period equal to the total number of months I was employed by Kodak, whether continuously or not, but not for fewer than six (6) months nor more than eighteen (18) months after such termination (the “Post Employment Period”).

3.2
During the period described in section 3.1 following termination of my   employment by Kodak, I will, prior to accepting employment with a Competing Business (as defined in section 3.3), inform that Competing Business of the existence of this Agreement and provide a copy to that Competing Business.

3.3
While employed by Kodak and during the Post-Employment Period, I will not work, be employed by, consult, advise, assist or engage in any business or activity that: (a) competes with any area of the Kodak Business in or with which I worked at Kodak (a “Competing Business”) during the two (2) years immediately preceding termination of my Kodak employment; and (b) involves subject matter(s) about which I gained Kodak Confidential Information during the two (2) years immediately preceding termination of my Kodak employment.  Prior to accepting employment, working, consulting, advising or assisting in or with any Competing Business, I agree to: (a) provide such Competing Business with a copy of this Agreement: (b) advise my Kodak supervisor or an appropriate Kodak Human Resources representative of my intent to accept such position; and (c) at Kodak’s request, to provide information and/or facilitate Kodak’s communication with such Competing Business concerning the nature, scope and responsibilities of such position.

3.4	During the Post-Employment Period, the restrictions of section 3.3 will apply only to my work or activities within the relevant geographic area(s) or with the accounts, as defined in this section.

3.4.1  If I was employed by Kodak in a sales or service job immediately prior to the termination of my employment, and if my responsibilities were confined to specific territories, accounts, or regions, then the restrictions will apply to:   (a) any and all sales or service territories, or regions in which I worked within the two (2) years prior to termination of my employment and, (b) the then existing accounts and prospective accounts of Kodak with which I worked within the two (2) years immediately preceding termination of my employment with Kodak.

3.4.2   If, immediately prior to the termination of my Kodak employment: (a) I was employed by Kodak in a sales or service job and my responsibilities were not confined to specific territories, accounts or regions, or (b) if I was employed by Kodak in any other capacity, then the relevant geographic area(s) will consist of the United States and any other country to which my responsibilities extended, unless a narrower geographic area would be sufficient to protect from disclosure the Kodak Confidential Information of which I have knowledge.

3.4.3   I understand and agree that the foregoing geographic restrictions are necessary in light of the international scope of the Kodak Business and the business of Kodak’s competitors, and that the disclosure or use anywhere of Kodak Confidential Information to or for the benefit of a Competing Business would irreparably harm Kodak.

3.4.4   If during the Post-Employment Period, this Agreement prohibits me from accepting an offer of full-time employment consistent with my skills, abilities, and education solely because of the provisions of this section 3, and if I provide to Kodak proof of such offer and rejection, the provisions of this section 3 shall thereafter continue to bind me only as long as Kodak pays me, for each month in which I am unable to secure a position consistent with my skills, abilities, and education, an amount equal to 1/12th of my annual total target compensation at the time of termination (exclusive of employee benefits, non-recurring bonuses, vacation pay and/or other special compensation), less any severance, separation or termination benefits or the like that I am entitled to receive from Kodak for the same pay period, and less any compensation I receive during the same period in the form of unemployment insurance or in exchange for any employment, consulting or other work I have undertaken.  Any such payments will also be less all amounts that Kodak is required by law to withhold.  Notwithstanding anything in this Agreement to the contrary, I understand that if Kodak declines or ceases to make one or more payments to me due to my failure to comply with the restrictions and obligations I have agreed to under the terms of this Agreement, or for any of the reasons enumerated in Section 3.4.6 below, I will not be excused from, and will continue to be subject to, all of the restrictions and obligations set forth in this section 3.

3.4.5   In return for any payments made by Kodak under section 3.4.4, I agree to make conscientious, aggressive and continuing efforts to find other employment or income consistent with my skills, abilities and education but not prohibited by this section 3.  Within seven (7) days of Kodak’s request, I will provide documentation satisfactory to Kodak of my efforts to obtain employment or income, all employment, contracting, or consulting offers I have received during the Post-Employment Period, the amount of any income received from employment (including self-employment), contracting, consulting, or any other work performed by me, and the identity of the employer offering employment, or other entity requesting contracting or consulting services or other work, and any other information or documents reasonably necessary for Kodak to verify my income and employment status.

3.4.6 Kodak, at its option and sole discretion, may decline to make post-employment compensation payments:
(1) for any month during which I, in the reasonable determination of Kodak, have not conscientiously sought employment, or
(2) for any month during which I have failed to provide documentation requested by Kodak, as provided for above, or
(3) if I breach this Agreement or any other post-employment obligations I may owe Kodak; or
(4) if I reject an offer of employment that Kodak does not deem to be in violation of section 3.3 above; or

(5)  by giving me written permission to accept available employment or by giving me a written release from some or all of the obligations of section 3 of this Agreement (in which case, the terms of such release shall govern my obligations for the remainder of the Post-Employment Period); or

(6) if I am terminated from Kodak or any subsequent employment, contracting, or consulting engagement “for cause,” which as defined herein includes, but is not limited to, the following:
•	neglect of duties, failure to follow policies or supervisor’s directives, or insubordination;
•	dishonesty, deception, fraud, or breach of trust or loyalty in connection with the affairs of an employer;
•	conviction of any felony, gross misdemeanor, or misdemeanor, other than a minor traffic offense;
•	any act or omission in the scope of employment that places an employer in violation of any applicable law or regulation; or
•	breach of any of the material terms or conditions contained in this Agreement.

3.5 I understand that this section 3 will not be effective at any time during which I am employed by Kodak in the State of California.

4.      Nonsolicitation

During my Kodak employment and for a period of one (1) year after termination of my employment for any reason (whether voluntarily or involuntarily or with or without cause), I will not, directly or indirectly, either for myself or for the benefit of any other person or entity:  (i) induce or attempt to induce any employee of Kodak to leave the employ of Kodak, (ii) in any way interfere with the relationships between Kodak and any employee of Kodak, (iii) employ or otherwise engage as an employee, independent contractor or otherwise, any person who has been an employee of Kodak during the six months immediately preceding such employment or (iv) solicit, entice, call upon or in any way for the purpose of diverting or taking away or attempting to divert or take away any of Kodak’s customers and suppliers to do business with a Competing Business.

5.	Return of Property

I agree that, upon termination of my employment for any reason (whether voluntary or involuntary or with or without cause), I will immediately return to Kodak, (i) all Kodak Confidential Information in any form (including without limitation printed, handwritten, and electronically-stored materials or information), together with all copies, thereof, within my possession, custody  or control and; (ii) all other Kodak property in my possession, custody or control, including, but not limited to, office keys, identification badges or passes, Kodak credit cards, automobiles, computer equipment and software (“Kodak Property”).  Under no circumstances will I deliver or give such Kodak Confidential Information or Kodak Property to any person or entity without Kodak management’s advance written permission and, upon Kodak’s request, I will verify that I have not done so.

6.	At-Will Employment

I understand that, regardless of any statement made to me or contained in any handbook, policy statement, or other document, my employment will be “at-will”.  That is, I will be free to terminate my employment at any time, for any reason, and Kodak is free to do the same.  No other agreement relating to this issue will be effective unless it is contained in a written agreement which:  (1) mentions me by name; (2) references this Agreement by name and date; (3) specifically acknowledges that it is intended to amend this Agreement; and (4) is signed by a Kodak corporate officer and me.

7.	Business Conduct

I understand that Kodak is an ethical company and that I am required to adhere to Kodak’s policies and procedures regarding ethical business practices, including but not limited to, Kodak’s conflict of interest policy and policies concerning the protection of Kodak Confidential Information.  I understand that my failure to do so constitutes a breach of this Agreement.

8.	Miscellaneous

8.1   I agree that Kodak has provided me with valuable consideration for accepting the terms and conditions set forth in this Agreement, including those set forth in section 3.  Among other things, that consideration includes my employment and/or continued employment and certain benefits to be received by me in connection with such employment, some of which may be conditioned upon a validly executed Employee’s Agreement.

8.2  This Agreement replaces any and all previous agreements relating to the same or similar matters that I may have entered into with Kodak with respect to my present or any future period of employment by Kodak.  Further, the terms of this Agreement shall inure to the benefit of the successors and assigns of Kodak and shall be binding upon my heirs, assigns, administrators and representatives.  No  oral agreement, statement or representation shall be effective to alter the terms of this Agreement.

8.3   I understand and agree that a breach of the provisions of this Agreement will cause Kodak irreparable injury that may not be compensable by receipt of money damages.  I, therefore, expressly agree that Kodak shall be entitled, in addition to any other remedies legally available, to injunctive and/or other equitable relief, including but not limited to temporary, preliminary and/or permanent injunctive relief, to prevent or remedy a breach of this Agreement, or any part hereof, and to payment of reasonable attorneys fees it incurs in enforcing this Agreement.

8.4  If any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If any one or more of the provisions of this Agreement is for any reason held unacceptably broad, it shall be construed or rewritten (blue-lined) so as to be enforceable to the extent of the greatest protection to Kodak under existing law.

8.5 All titles or headings in this agreement are for convenience only and shall not affect the meaning of any provision herein.

8.6  THIS AGREEMENT IS ENTERED INTO IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPALS OF CONFLICT OF LAWS.  I UNDERSTAND AND AGREE THAT ANY ACTION OR PROCEEDING UNDER, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT SHALL BE BROUGHT IN AND ADJUDICATED BY THE UNITED STATES DISTRICT COURT, WESTERN DISTRICT OF NEW YORK IN ROCHESTER, NEW YORK, UNLESS THERE IS NO BASIS FOR FEDERAL JURISDICTION, IN WHICH CASE SUCH ACTION OR PROCEEDING SHALL BE BROUGHT IN AND ADJUDICATED BY THE STATE OF NEW YORK, SUPREME COURT, COUNTY OF MONROE.

Dated ______________________________, 201__

___________________________________	__________________
Signature of Employee	Global I.D.

___________________________________	____________________
Employee Name (Print or Type)
____________________
Address

John McMullen
Employment Agreement effective May 27, 2014
Terms Schedule

Position	Chief Financial Officer and Executive Vice President, Eastman Kodak Company
Base Salary	$600,000
Annual Cash Performance Incentive under Company’s Executive Compensation for Excellence and Leadership (EXCEL) Plan1	The target level for your Annual Incentive will be 75% of your Base Salary. The maximum payout under the EXCEL Plan is 200%. Total Target Cash Compensation is $1,050,000.
Initial Sign-On Grant	$1,000,000 in Restricted Stock Units (RSUs), granted on the Effective Date of your agreement with vesting over a three-year period (33.3% vests each year).
Long-Term Incentive Compensation	Target award for annual equity grant: $1,000,0002 Total Direct Compensation is $2,050,500 (Total Target Cash plus Annual Equity Awards).
Housing Allowance and Travel Expenses	$5,000 / month (net of taxes) Housing and travel allowance provided to cover your housing and travel expenses incurred between San Francisco and Rochester.
Severance Multiplier	1X Base Salary
Change of Control	In the case of a Change of Control event followed by an involuntary termination3 within two years following the Change of Control, severance would be paid after the 409(a) waiting period.
Additional Benefits	Up to four weeks vacation.
Standard Benefits
Retirement – Kodak Retirement Income Plan (KRIP) Cash Balance Plan (see Plan Document for specifics)
• 4% Defined-Benefit Pension Contribution
• 401(k) Program with 3% Company Match

Flexible Benefits Program:
• Medical and Dental
• Flexible Spending Accounts
• Life Insurance and Dependent Life Insurance
• Accidental Death and Dismemberment Insurance
• Long-Term Disability
• Vacation Buy

1EXCEL Plan performance metrics are determined annually by the Executive Compensation Committee
2Equity vesting is over a three-year period with the form of equity to be determined by the Executive Compensation Committee (may be in time-based Restricted Stock Units, performance-based Restricted Stock Units or Stock Options)
3Leaving Reasons and associated eligibility are reviewed and approved by the Executive Compensation Committee